Exhibit 5.1

DLA PIPER LLP (US)

2000 UNIVERSITY AVENUE

EAST PALO ALTO, CA 94303

August 8, 2011

SciClone Pharmaceuticals, Inc.

950 Tower Lane

Foster City, California 94404

Ladies and Gentlemen:

As counsel to SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of 8,298,110 shares of common stock, $0.001 par value, of the Company (the “Shares”).

We understand that the Shares are to be sold for resale to the public as described in the Registration Statement. We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein, as originally filed or as subsequently amended.

Respectfully submitted,

/s/ DLA Piper LLP (US)

DLA PIPER LLP (US)